EXHIBIT 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-296144) of our report dated August 27, 2026, relating to the financial statements of Hyperliquid Strategies, Inc. appearing in this Annual Report on Form 10-K for the year ended June 30, 2026.

/s/ CBIZ CPAs P.C.

CBIZ CPAs P.C.

Philadelphia, Pennsylvania

August 27, 2026